Exhibit 10.22 (c)
SECOND AMENDMENT TO THE
HCA SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     This is the Second Amendment to the HCA Supplemental Executive Retirement Plan, as effective July 1, 2001 (the “Plan”). Under Section 8.1 of the Plan, the Board of Directors of HCA Inc. has the right to amend the Plan in the following particulars. Accordingly, the Board of Directors hereby amends the Plan in the following particulars effective as of November 16, 2006, except as otherwise noted.
1.
The definition of Actuarial Factors is revised effective January 1, 2007 to read as follows:
“Actuarial Factors” means (a) interest at the long-term Applicable Federal Rate under Code section 1274(d) or any successor thereto as of the first day of November preceding the Plan Year in which the Participant’s Retirement, death, Disability, or termination with Benefit rights under Section 5.3 or 6.2 occurs, and (b) mortality based on the prevailing commissioners’ standard table (described in Code section 807(d)(5)(A)) used in determining reserves for group annuity contracts.
2.
     A revised definition of Change in Control is adopted, to replace the existing definition, and to read as follows:
“Change in Control” means: (a) a change in ownership of the Company; (b) a change in effective control of the Company; or (c) a change in the ownership of a substantial portion of the assets of the Company. For purposes of the preceding sentence: (a) a “change in ownership of the Company” means the acquisition by one person or entity or a group of persons and/or entities of greater than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (when such acquirer(s) previously owned less than fifty percent (50%) of the value and voting power of such stock); (b) a “change in effective control of the Company” means either: (i) the acquisition by one person or entity or a group of persons and/or entities within a 12-month period of ownership of stock of the Company possessing 35 percent (35%) or more of the total voting power; or (ii) a replacement of a majority of the Board during a 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to such appointment or election; and (c) a “change in ownership of a substantial portion of the assets of the Company” means acquisition by any person or entity or a group of persons and/or entities during a 12-month period of assets from the Company that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to acquisition, provided that a sale to a related person or entity or a group of related persons and/or entities will not constitute a change in ownership of a substantial portion of the assets of the Company. The foregoing provisions will be interpreted in accordance with the applicable final regulations issued under Code Section 409A with respect to the definition of a change in control.
3.
Section 2.2 is revised to read as follows:
2.2	Election to Participate Not Necessary. An Employee chosen by the Board or the Committee to participate need not take any action in order to participate. Only those Employees listed on Schedule A shall be eligible to participate.
4.
Section 3.1 is revised to read as follows:
3.1	Benefit Amount.
(a)	The amount of a Participant’s annual Benefit in the form of a life annuity beginning as of the first day of the month coincident with or next following Normal Retirement shall be based on the following formula:
(1)	Schedule A Accrual Rate Percentage (i.e., 2.2% or 2.4%) for the Participant multiplied by the Participant’s Years of Service, multiplied by the Participant’s Pay Average; less

(2)	The life annuity amount calculated as of the first day of the month coincident with or next following the Normal Retirement date, produced by the sum of the employer-provided amount of (1) the accrued benefits under the Qualified Plans, (2) the Qualified Plans’ Distribution Amount, (3) the accrued benefits under the Nonqualified Plans, and (4) the Nonqualified Plans’ Distribution Amount, utilizing the Actuarial Factors to convert any amount or benefit to a life annuity.
(b)	The amount of a participant’s annual Benefit in the form of a life annuity beginning as of the first day of the month coincident with or next following Early Retirement shall be based on the following formula:
(1)	Schedule A Accrual Rate Percentage (i.e., 2.2% or 2.4%) for the Participant multiplied by the Participant’s Years of Service, multiplied by the Participant’s Pay Average; with such amount then reduced by three percent (3%) for each year that Retirement occurs before age 62, provided that, in the case of a fractional part of a year, this reduction factor will be adjusted by straight-line interpolation; less

(2)	The life annuity amount calculated as of the first day of the month coincident with or next following the Early Retirement date, produced by the sum of the employer-provided amount of (1) the accrued benefits under the Qualified Plans, (2) the Qualified Plans’ Distribution Amount, (3) the accrued benefits under the Nonqualified Plans, and (4) the Nonqualified Plans’ Distribution Amount, utilizing the Actuarial Factors to convert any amount or benefit to a life annuity.
Subject to the provisions of Article V and the provisions of Section 6.2, should a Participant retire or cease working for the Employer prior to satisfying the Retirement conditions, he shall receive nothing from the Plan. Benefits payments will be made monthly.
5.
Section 4.1 is revised to read as follows:
4.1	Benefit Payments.
(a)	Subject to subsections (c) and (d) below, a Participant who is entitled to a Benefit pursuant to Section 3.1 upon Early Retirement or Normal Retirement will be paid that Benefit in the form of a life annuity supplied by the Company from its general assets. Except as provided in Section 5.3, payment of annuity Benefits pursuant to this subsection (a) or subsection (b) will commence as of the first day of the month coincident with or next following the date that is six (6) months after the date of Retirement, provided that Retirement will not be deemed to occur and payments will not commence until base compensation payments cease, with respect to a Participant who ceases working at the request of Employer prior to expiration of payments of base compensation pursuant to his employment agreement. Annuity payments will be calculated as of the first day of the month coincident with or next following the Early or Normal Retirement date, and a lump-sum payment amount of the first six monthly payments plus interest earnings calculated at the interest rate of the Actuarial Factors will be paid with the first annuity payment, to cover the full months after the applicable Early or Normal Retirement date and prior to the initial payment date.

(b)	If a life annuity is the applicable Retirement Benefit form, in lieu of a life annuity, a married Participant may elect to receive his Benefit in the form of a joint and 50%, 75% or 100% survivor annuity payable over the joint lives of the Participant and the spouse which is actuarially equivalent (utilizing Actuarial Factors) to the life annuity. In the event of such an election, if the Participant is not married as of his Retirement date, his Benefit will
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be paid in the form of a life annuity, and no survivor benefits will be paid to anyone after the death of the Participant.

(c)	A Participant who experiences Retirement or a termination with Benefit rights under Section 5.3 on or after January 1, 2007 will receive his Benefit in the form of a lump-sum distribution in cash if (1) the Participant elects the lump-sum distribution Retirement Benefit prior to 2008 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2007), (2) the Participant fails to elect the annuity form of payment with respect to his Retirement Benefits prior to 2008 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2007), or (3) notwithstanding anything in clauses (1) or (2) to the contrary, the Participant experiences Retirement on or prior to June 1, 2007 or experiences a termination with Benefit rights under Section 5.3 during 2007, and has not elected an annuity form of Retirement Benefits payment prior to 2007. Any lump sum will be paid on or as soon as administratively feasible following the first day of the month coincident with or next following the date that is six (6) months after the date of Retirement, provided that Retirement will not be deemed to occur and the lump-sum payment will not be made until base compensation payments cease, with respect to a Participant who ceases working at the request of Employer prior to expiration of payments of base compensation pursuant to his employment agreement. Any lump-sum distribution payment will be calculated as of the first day of the month coincident with or next following the Early or Normal Retirement date, and the lump-sum payment amount will include interest earnings from such calculation date through the payment date at the interest rate of the Actuarial Factors.

(d)	Notwithstanding the preceding provisions of this Section 4.1 or any other provision of the Plan, in the case of a Participant who experiences a Retirement, terminates employment with Benefit rights under Section 5.3, incurs a Disability, or dies on or after January 1, 2006, the Committee shall pay the Participant’s Benefit in a lump-sum distribution in cash if the present value of the Benefit, as calculated using Actuarial Factors as the first day of the month coincident with or next following Retirement, termination with Benefit rights under Section 5.3, death or Disability (whichever is applicable), does not exceed $1,000,000.

(e)	Should a Benefit payment be delayed and the primary cause thereof is not any action(s) or failure(s) to act of the Participant or other payee, then the late payment will bear interest at the interest rate of the Actuarial Factors. If an annuity is elected, in lieu of the Company making payments from its general assets, at its discretion, the Committee may utilize Company assets to purchase an annuity from a commercial annuity supplier to fund the annuity. Benefit payments will be calculated as of the first day of a month.
6.
Section 4.3 is amended by addition of the following paragraph, to follow the last sentence thereof:
Section 4.3 will not apply to any Participant who retires in 2007 and begins receiving payment of his Benefits (or receives all of his Benefits) in 2007. Instead, the provisions of Section 4.1 will apply.
7.
Section 5.1, relating to death benefits, is revised to read as follows:
5.1	Death.
(a)	Subject to subsection (b) below and Section 4.1(d), in the event of the death of a married Participant prior to Retirement, but after attainment of age 55, an annuity will be supplied for the benefit of the Participant’s surviving spouse with payments beginning as soon as administratively feasible following death which shall provide the surviving spouse with payments for life equal to the 100% survivor portion of a joint and 100% survivor annuity which could have been provided (assuming eligibility conditions met) for the Participant and spouse with the Participant’s Benefit as determined on the day immediately preceding the date of the Participant’s death. The Early Retirement factors supplied in Section 3.1(b)(1) will be utilized to calculate the Benefit that would exist if a life annuity was payable. (Such Benefit amount will then be utilized to calculate the actual survivor annuity Benefit.) Subject to subsection (b), in the event of death of a married Participant prior to age 55, annuity will be supplied for the Participant’s surviving spouse with payments beginning as soon as administratively feasible following death which will supply the surviving spouse with payments for life equal to the 100% survivor portion of a joint and 100% survivor annuity which could have been provided (assuming eligibility conditions were met) for the Participant and spouse with the Participant’s Benefit as determined on the day immediately preceding the date of the Participant’s death. The Early Retirement factors supplied in Section 3.1(b)(1) will be utilized to calculate the Benefit at age 55, and such age 55 Benefit shall then be reduced by Actuarial Factors to the date of death, to calculate the Benefit that would exist if a single life annuity was payable. (Such Benefit amount shall then be utilized to calculate the actual survivor annuity Benefit.) Subject to subsection (b), should a married Participant die after Retirement, but before his Benefit payments begin and before a benefits election form has been received by the Committee, then an annuity will be supplied for the benefit of the Participant’s surviving spouse with payments beginning as soon as administratively feasible following death which will supply the surviving spouse with payments for life equal to the 50% survivor portion of a joint and 50% survivor annuity which could have been provided for the Participant and spouse with the Participant’s Benefit as determined on the day immediately preceding the date of the Participant’s death. No death benefits shall exist whatsoever for a single Participant.

(b)	The death benefit payable pursuant to subsection (a) with respect to a married Participant who dies on or after January 1, 2007 will be paid to the Participant’s surviving spouse in a lump sum in cash if (1) the Participant elects the lump-sum distribution death Benefit form prior to 2008 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2007), (2) the Participant fails to elect the annuity form of payment with respect to his death Benefits prior to 2008 (or prior to the first day of participation with respect to an individual who first becomes a Participant after 2007), or (3) notwithstanding anything in clauses (1) or (2) to the contrary, the Participant dies in 2007 and did not elect an annuity with respect to his death Benefit prior to 2007. The lump-sum distribution will be calculated as of the first day of the month coincident with or next following the Participant’s death, and it will be actuarially equivalent (based on the Actuarial Factors) to the survivor benefit of the applicable joint and survivor annuity commencing on such date. Any lump sum will be paid on or as soon as administratively feasible following the date of death. Interest earnings will not be paid. If a lump sum election has been made and there is no surviving spouse, no benefits whatsoever will be paid.
8.
Section 5.2, relating to disability benefits, is revised to read as follows:
5.2	Disability.
(a)	Subject to subsection (b) below and Section 4.1(d), in the event of the Disability of a Participant prior to Retirement, the Benefit amount determined as of the date of Disability shall be utilized to supply an annuity (either a life annuity or a joint and survivor annuity) pursuant to the annuity terms of Sections 3.1 and 4.1 with payments to begin at age 55 (or immediately, if the Participant has already attained age 55), provided that if payments begin prior to age 62, they shall be reduced in accordance with the Early Retirement provisions of Section 3.1. Subject to subsection (b), a single Participant shall receive a life annuity, and a married

Participant shall receive either a life annuity or a joint and survivor annuity.
(b)	In the case of a Participant who incurs a Disability on or after January 1, 2007, the Disability Benefit payable pursuant to subsection (a) will be paid to the Participant in a lump sum in cash if (1) the Participant elects the lump-sum distribution Disability benefit form prior to 2008 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2007), (2) the Participant fails to elect the annuity form of payment with respect to his Disability Benefit prior to 2008 (or prior to the first day of participation with respect to an individual who first becomes a Participant after 2007); or (3) notwithstanding anything in clause (1) or (2) to the contrary, the Participant becomes Disabled in 2007 and did not elect an annuity with respect to his Disability Benefit prior to 2007. The lump-sum distribution will be calculated as of the first day of the month coincident with or next following the date of Disability, and it will be actuarially equivalent (based on the Actuarial Factors) to the life annuity determined under subsection (a). Any lump sum will be paid on or as soon as administratively feasible following the date of Disability. The lump-sum payment amount will include interest earnings from such calculation date through the payment date at the interest rate of the Actuarial Factors.

(c)	Notwithstanding the foregoing provisions of this section, if any payment in this section 5.2 would reduce the amount payable to the Participant under any disability program of the Employer, payments hereunder shall not be made or commenced until such time as the payments would not result in a reduction in such disability benefits.
9.
Section 5.3, relating to a Change in Control, is revised to read as follows:
5.3	Change in Control. In the event of a Change in Control, with respect to Participants actively employed on the date of the Change in Control: (a) the Normal Retirement age will be age 60 (instead of age 62 with ten (10) Years of Service or age 65), without reduction of Benefits ordinarily applicable to Early Retirement; (b) all Benefits will be payable beginning at age 60, or prior to age 60 if the Participant attains age 55 with twenty (20) or more Years of Service, with the reductions ordinarily applicable to Early Retirement in accordance with Section 3.1 for each year or partial year of payments prior to age 60, (c) the Benefit form provisions of Section 4.1 applicable to Retirement will apply, except that (i) in accordance with the payment provisions of Section 4.1, a Participant who elected to receive a lump-sum distribution for Retirement Benefits will be paid his Benefits in a lump-sum on or as soon as administratively feasible following the first day of the month coincident or next following the date that is six (6) months after his date of termination of employment following a Change in Control, and (ii) in accordance with the lump-sum payment provision of Section 4.1, a Participant who elected to receive annuity Retirement Benefits will be paid his Benefits in a lump-sum distribution on or as soon as administratively feasible following the first day of the month coincident or next following the date that is six (6) months after termination of employment following a Change in Control, if the present value of his Benefit does not exceed $1,000,000, as calculated using the Actuarial Factors on the first day of the month coincident with or next following termination of employment; and (d) subject to the first two sentences of Section 6.1, all Benefits shall be nonforfeitable. In the event of termination of employment of Employee by Employer (or the successor employer) when Cause does not exist, or a termination of employment by the Employee when Good Reason exists, within six (6) months before or after the Change in Control, in addition to the provisions described in the preceding sentence, an additional three (3) Years of Service shall be granted (not to exceed 25, in total) and the noncompete provisions of Section 6.3 will not apply. In the event of a Change in Control as a result of consummation of the July 24, 2006 merger agreement between HCA Inc., Hercules Holding II, LLC and Hercules Acquisition Corporation, with respect to Plan Participants as of July 24, 2006, except as otherwise required by law, the Plan will not be terminated and, subject to the Plan’s limitations on benefit accrual, benefit accruals will not cease, on or after the consummation of such merger, until such time as all such Participants have become fully vested (or have had the opportunity to become fully vested) in the maximum Benefits available as of July 24, 2006.
10.
The following two sentences are added to Section 6.2, to follow the second sentence thereof:
If Benefits are so granted, such Benefits will be paid in a lump-sum distribution in cash as soon as administratively feasible after six (6) months have passed since the date that the Participant ceased to be an Employee. Such Benefits will include interest earnings calculated at the interest rate of the Actuarial Factors.
11.
All provisions of the Plan not inconsistent herewith are hereby ratified and confirmed.